Exhibit 99.1

Maxygen Announces Initiation of Phase I Clinical Trial

under Perseid’s Collaboration with Astellas for CTLA4-Ig Program

REDWOOD CITY, Calif., January 31, 2011 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced the initiation of a Phase I clinical study to evaluate a next-generation CTLA4-Ig therapeutic (designated as ASP2408) that is being developed by Perseid Therapeutics LLC, Maxygen’s majority-owned subsidiary, in collaboration with Astellas Pharma Inc. for the treatment of rheumatoid arthritis and potentially other autoimmune indications. It is the first clinical trial being conducted under Perseid’s collaboration with Astellas, which is sponsoring the clinical trial. Perseid has earned a $10 million payment from Astellas for the achievement of this clinical milestone.

The clinical trial is a Phase 1, randomized, double-blind, placebo-controlled, dose escalation study. The primary objective of the study is to assess the safety, tolerability, and pharmacokinetics of single ascending intravenous doses of Perseid’s CTLA4-Ig therapeutic in healthy male and female subjects. The secondary objective of this study is to evaluate the pharmacodynamics of the CTLA4-Ig therapeutic. The trial will take place at one center in the United States and is designed to enroll 65 subjects in eight dose cohorts.

“The advancement of our CTLA4-Ig therapeutic into clinical trials represents another important milestone for Perseid achieved in collaboration with Astellas,” said Grant Yonehiro, President and Chief Executive Officer of Perseid.

About Perseid’s CTLA4-Ig Program

Perseid’s CTLA4-Ig product candidates are designed to be superior, next-generation CTLA4-Ig therapeutics for the treatment of a broad array of autoimmune disorders, including rheumatoid arthritis, and transplant rejection. By binding to human B7 ligands with high avidity, CTLA4-Ig fusion proteins inhibit B7-mediated co-stimulation of T cells via the CD28 receptor, thereby decreasing activation of T cells and thus decreasing immune system activation.

In preclinical studies, Perseid’s CTLA4-Ig product candidates have demonstrated improved potency as compared to Orencia® (Bristol-Myers Squibb Company). Orencia®, a currently marketed product, is indicated for reducing signs and symptoms, inducing major clinical response, slowing the progression of structural damage, and improving physical function in adult patients with moderately to severely active rheumatoid arthritis who have had an inadequate response to one or more disease-modifying, anti-rheumatic drugs.

About Perseid

Perseid, a majority owned subsidiary of Maxygen, is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA4-Ig program. Perseid began operations on September 18, 2009 in connection with the consummation of a joint venture transaction between Maxygen and Astellas. Under the joint venture arrangement, Maxygen contributed $10 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10 million of cash in Perseid and holds the remaining 16.7% ownership interest. Astellas also has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from $76 million (through March 18, 2011) to $123 million over the term of the buy-out option, which expires on September 18, 2012.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. For more information, please visit www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about Perseid’s CTLA4-Ig program, the above referenced Phase I clinical trial of ASP2408 and the joint venture arrangement and other agreements with Astellas, including the plans and/or ability of Perseid and Astellas to continue the development of any of the CTLA4-Ig product candidates for any indication and the timing and status of any such development, including the objectives, design, commencement, continuation or completion of the above referenced Phase I clinical trial of ASP2408 or any other preclinical or clinical studies; whether Perseid or Astellas will achieve any further development milestones and whether Perseid will receive any future milestone payments from Astellas related to such development; the potential utility of the CTLA4-Ig product candidates for the treatment of any autoimmune disorders or transplantation rejection; the potential potency or advantages of such products over existing or future products; and whether Astellas will exercise its buy-out option even if Perseid is successful. In particular, the above referenced CTLA4-Ig product candidate is in early stage clinical development and the risk of failure remains high and failure can unexpectedly occur at any stage for the indication being studied (i.e. rheumatoid arthritis) prior to receiving regulatory approval due to efficacy, safety or other factors. In addition, the timing or success of the commencement or end of clinical trials and commercial launch of new drugs may be delayed or unsuccessful due to regulatory delays, clinical trial design, slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets. Accordingly, there can be no assurance that Perseid and/or Astellas will be able to successfully complete clinical trials or produce a safe and effective drug cleared for the market by the Food and Drug Administration. These and additional risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2009, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

Linda Chrisman

Linda.Chrisman@maxygen.com

650.298.5351